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                                                                    EXHIBIT 99.1

                            STATE OF SOUTH CAROLINA

                         OFFICE OF THE ATTORNEY GENERAL

                              SECURITIES DIVISION

IN THE MATTER OF:                             )        ADMINISTRATIVE
PROCEEDING

                                              )
WILLIAM CARRAWAY AND                          )        AMENDED ORDER TO CEASE
                                              )        AND DESIST FROM OFFERING,
GREEN OASIS ENVIRONMENTAL, INC.,              )        ISSUING OR SELLING
                                              )        UNREGISTERED SECURITIES
AND

                                              )        NOTICE OF RIGHT TO A

HEARING

                                              )
                   Respondents.               )        Case Number 97062
----------------------------------------------

TO:      William Carraway and Green Oasis Environmental, Inc.

         The South Carolina Securities Division of the Office of the Attorney General, under the authority of the South Carolina Uniform Securities Act, South Carolina Code Section 35-1-10, et. seq., issues the following Order and notice of right to a public hearing.

                                FINDINGS OF FACT

1. Green Oasis Environmental, Inc. is a Florida Corporation with its executive offices and primary place of business at 184 East Bay Street, Suite 302, Charleston, SC 29401.

2. The Chief Executive Officer (as of October 15, 1997) is William D. Carraway ("Carraway"). Carraway has held this position since at least January 1995.

3. The Board of Directors of the Company (as of October 1, 1997) consists of Carraway, Mary Ann A. Carraway and Larry S. King.

4. On or around April 20, 1995, the Securities Division issued a Cease and Desist Order against Respondents William Carraway and Green Oasis Environmental, Inc. The April 20, 1995 Cease and Desist Order, a copy of which is attached hereto and incorporated by reference, alleged the Respondents both sold unregistered securities and committed fraud in the sale of securities in connection with an offering made in this State.


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5. On or around July 25, 1995, the proceeding above was resolved by consent order. A copy of the consent order resolving the proceedings is attached hereto and incorporated by reference.

6. In the Consent Order, specific factual findings were agreed to by all parties. These findings were: (1) unregistered securities had previously been sold by Respondents in this State and (2) Respondents had breached certain recision offers later made in connection with the sale of unregistered securities.

7. Pursuant to the Consent Order, Respondents were not to, and had agreed not to, issue, offer or sell securities to persons in South Carolina until any securities offered were properly registered.

8. The Consent Order also prohibited Respondents or anyone acting on their behalf from making or causing to be made to any person in South Carolina an offer of securities made by use of a false statement or fraudulent sales practice.

9. In or around September 1997, it came to the Division's attention that shares of Green Oasis Environmental, Inc. had previously been traded on the "Bulletin Board," such trading having occurred during the period March 1996 until at least May 1997.

10. The securities were offered pursuant to a request signed on behalf of Respondent Company by Respondent Carraway.

11. Both Respondent Carraway and Respondent Green Oasis stood to benefit by having company shares trade on the Bulletin Board.

12. The securities offered were not at the time of trading, registered for offer or issuance in this State.

13. On or around September 24 , 1997, a representative of the Division formally requested information of Carraway concerning the trading of Green Oasis securities in this State. A date of Tuesday, September 30, 1997 was set as a reply date to the Division's inquiry. The Division's name and address and a contact person was provided Respondent by the letter. The letter was returned by the United States Post Office and was stamped "Forwarding time expired return to sender."

14. On or about October 8, 1997, a Cease and Desist Order was issued against Respondent GOE and Carraway. The basis for the Order was sale of unregistered securities by Respondents.

15. On or around October 10, 1997, GOE and Carraway's attorney, along with Christopher Holmes, a Charleston attorney, contacted Division Staff. The attorneys indicated the Division's earlier letter had not been received. The attorneys further indicated the company's desire to answer questions and quickly resolve the matter. Among the representations made in conversation with the attorneys and was that no stock continues to be


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issued by the company, and the stock trades only in the pink sheets now. (The company makes no market.)

16. Green Oasis noted the reason the firm wanted the matter resolved quickly was to avoid having to amend a 10-Q filed the same day as the Division's Cease and Desist Order issued October 10, 1997. The attorney further agreed to fax to Division Staff a copy of the 10-Q filed.

17. The 10-Q received on October 10, 1997 disclosed at least eighteen violations of the Division's previous consent order with Respondents.

18. The violations of the July 25, 1995 consent order include but may not be limited to the following:

         a. On or about June 28, 1996, Carraway, as chairman of GOE, and GOE, as General Partner of the GOE Plant Partnership I L.P. ("the Partnership"), commenced a purported private offering of "partnership interests" in the Partnership. On or about August 13, 1996, Carraway and GOE, sold the first partnership interest to an undisclosed investor. The number of partnership interests subsequently sold by Carraway and GOE has not been disclosed, but is believed to number approximately thirty.

         b. On or about March 31, 1997, GOE issued unregistered warrants to the thirty limited partners of GOE Plant Partnership I L.P. Each warrant was exercisable for the purchase of up to 15,000 shares of GOE common stock at $3.00 per share, for thirty days.

         c. During the period of December 31, 1996 to June 30, 1997, Carraway and GOE issued $60,000 worth of common stock in exchange for "stockholder relation services." Specifically, on or about March 15, 1997, Carraway, and GOE issued 12,000 shares of unregistered common stock at $5.00 per share to MicroCap [aka "MicroCorp"] Communications Consulting, a public relations firm.

         d. During the quarter ending March 31, 1997, Carraway and GOE satisfied a $250,000 debt of the company by exchanging 100,000 shares of common stock of the company at a value of $2.50 per share for the debt.

         e. During the quarter ending March 31, 1997, Carraway and GOE satisfied a $356,000 debt of the company by exchanging 71,108 shares of common stock of the company at a value of $5.00 per share for the debt.

         f. During the first quarter of 1997, Carraway and GOE sold approximately 37 "packages" of unregistered securities, each consisting of 8,000 shares of common stock, an "A" warrant and a "B" warrant. Each package sold for $10,000, enabling the company to raise $370,000 for the purpose of funding


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                  operations. The packages collectively involved 296,000 shares of unregistered common stock being sold for $1.25 a share in an alleged private placement. Warrants exercisable at $2.50 and $5.00 per share were also issued in conjunction with the sale of the shares.

         g. During the first quarter of 1997, GOE authorized the issuance of a two year stock option for 48,000 shares to GOE's CEO, William Carraway, in exchange for Carraway's waiving payment of his salary.

         h. On or about April 1996, Carraway and GOE issued unregistered shares of common stock to various creditors in order to satisfy debts of approximately $187,000.

         i. On or about June 27, 1996, Carraway and GOE issued unregistered common stock for satisfaction of the following debts:

                  1.       $476,000 to an undisclosed creditor;
                  2.       $57,000 in liabilities for prepaid expenses; and
                  3.       $16,000 incurred in the settlement of a lawsuit.

         j. During the third quarter of 1996, Carraway and GOE issued $40,000 worth of GOE common stock to a creditor in exchange for the satisfaction of a debt termed "trade payables".

         k. On or about August 1996, GOE agreed to issue 448,000 shares of common stock to Carraway upon his exercise of that option.

         l. On or about September 1996, GOE agreed to issue 20,000 shares of common stock to Carraway upon his exercise of that option.

         m. On or about January 1997, GOE agreed to issue 48,000 shares of common stock to Carraway upon his exercise of that option.

         n. On or about September 1996, GOE agreed to issue 5,000 shares of common stock to Mary Ann A. Carraway, a Director of GOE, upon her exercise of that option.

         o. On or about September 1996, GOE agreed to issue 5,000 shares of common stock to Larry S. King, a director of GOE, upon his exercise of that option.

         p. On or about August 30, 1996, Carraway and GOE sold 35,000 shares of common stock to Raymond C. O'Brien in a private transaction for $52,500.

         q. On or about December 1996, Carraway and GOE sold 120,000 shares of common stock to Raymond C. O'Brien for $1.25 per share.


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         r.       On or about December 1996, Carraway and GOE issued warrants for the purchase of 250.000 shares of common stock to Raymond
                  C. O'Brien. Such warrants were exercisable at $1.375 per share, and were issued in consideration of O'Brien's services to GOE.

19. The offers of securities above all originated from this State.

20. None of the shares of stock issued above, nor any of the warrants or options, were registered in the State of South Carolina prior to offer.

21. Pursuant to South Carolina Code Sections 35-1-180 and 35-1-810 and the July 25, 1995 Consent Order with the Division, all securities offered above should have been registered prior to offer in this State.

22. Section 35-1-20(12) defines "security." Pursuant to the Act, "security" means "any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate of subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, certificate of interest or participation in an oil, gas or mining title or lease or in payments out of production under such a title or lease or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing."

23. The warrants, notes, options and shares of stock offered, sold or issued (as detailed above) constitute securities under South Carolina law.

24. The warrants, notes, options, and shares of stock traded, to the extent each was, constitute securities under South Carolina law.

25. Section 35-1-180 defines acts making the South Carolina Uniform Securities Act applicable. Pursuant to Section 35-1-180(3), an offer to buy or to sell is made in South Carolina "when the offer (a) originates from this State ..."

26. Section 35-1-810 makes it unlawful for any person to offer or sell any security in South Carolina unless it is registered, is a federal covered security, or meets certain limited exemptions, none of which apply to the Carraway and Green Oasis transactions.

27. Pursuant to the July 25, 1997 Consent Order with the Division, no exemption was available to Carraway or Green Oasis; the parties agreed to register any future offerings prior to offer or sale in South Carolina.

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                                     ORDER



         IT IS ORDERED that Respondents, any successors thereof, or any person or entity directly or indirectly controlled, influenced or compensated by or on behalf of Respondents, Cease and Desist from issuing, offering or selling securities in South Carolina.

         South Carolina Code Section 35-1-1590 provides that any wilful violation of this Order, upon conviction, may be punished by imprisonment of not more than three (3) years and/or a fine not exceeding $50,000.00.

         IT IS FURTHER ORDERED that Respondents are afforded an opportunity for a hearing. If a written request for a hearing is filed with the Securities Division within thirty (30) days of your receipt of this Order, then the matter will be set for a hearing. After the hearing, a final Order may be entered. This Order will stand as entered, unless amended by the Securities Division or the Commissioner as to any Respondent who does not request a hearing within the thirty (30) day period.

                                      BY:
                                         --------------------------------------
                                               Tracy A. Meyers
                                               Assistant Attorney General
                                               Post Office Box 11549
                                               Rembert C. Dennis Building
                                               Columbia, SC 29201
                                               (803) 734-4731

Columbia, South Carolina
               , 1997
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